Exhibit 5.6

May 18, 2020

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Dear Sirs/Mesdames:

Re:   Goodyear Canada Inc.

We have acted as special Ontario counsel to Goodyear Canada Inc. (“Goodyear Canada”) in connection with (x) the financial assistance being provided by Goodyear Canada to its parent company, The Goodyear Tire & Rubber Company (“Goodyear US”), and (y) the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the guarantees of Goodyear Canada (the “Guarantees”) contained in the Indenture (defined below) pursuant to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2020 (the “Registration Statement”). The financial assistance relates to certain senior unsecured notes to be issued by Goodyear US pursuant to the Indenture dated as of August 13, 2010 (the “Base Indenture”) between Goodyear US, the subsidiary guarantors parties thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented to the date hereof and as further supplemented by the Seventh Supplemental Indenture dated as of May 18, 2020 (the “Seventh Supplemental Indenture”), between Goodyear US, the subsidiary guarantors party thereto and the Trustee (the Base Indenture, as so supplemented, including by the Seventh Supplemental Indenture, collectively, the “Indenture”)

EXAMINATION OF DOCUMENTS

In giving the opinions set out in this letter, we have, in our capacity as special Ontario counsel to Goodyear Canada, examined an executed copy of the Indenture (which includes the Guarantees).

For the purposes of the opinions expressed below, we have considered the questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, and we have relied, without independent verification or investigation on all statements as to matters of fact contained in the certificates, documents and records we examined, including:

(a)	the articles and by-laws of Goodyear Canada (the “Constating Documents”);

(b)

certified copies of a Written Declaration of Goodyear US, as the sole shareholder of Goodyear Canada, restricting the powers of the directors of Goodyear Canada and a resolution of Goodyear US, as the sole shareholder of Goodyear Canada, authorizing, among other things, the execution, delivery and performance of the Indenture;

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(c)	as to certain matters of fact relevant to the opinions expressed below, an officer’s certificate of an officer from Goodyear Canada dated as of May 18, 2020 (the “Officer’s Certificate”);

(d)	a certificate of status dated as of May 15, 2020 issued in respect of Goodyear Canada under the Business Corporations Act (Ontario) (the “Certificate of Status”); and

(e)	the Registration Statement.

ASSUMPTIONS

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)

the Indenture constitutes legal, valid and binding obligations of the parties thereto under the laws of the State of New York (“New York Law”) enforceable against the parties thereto in accordance with the terms thereof under New York Law and would be enforced under New York Law as written, and the provisions thereof would be given the same meaning under New York Law that would be given if the Indenture was governed by the laws of the Province of Ontario and of Canada applicable in Ontario;

(b)

each party to the Indenture (other than Goodyear Canada) is a validly existing legal person under the laws governing its existence, has all requisite capacity, power and authority to execute, deliver and perform the obligations under the Indenture to which it is a party, has taken all necessary corporate, statutory, regulatory and other action to authorize the execution, delivery and performance by it of the Indenture to which it is a party, and has duly executed and delivered the Indenture;

(c)

with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, and all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(d)

the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

(e)	the facts certified in the Officer’s Certificate are accurate as of the date given and continue to be accurate as of the date of this letter;

(f)	all relevant individuals had full legal capacity at all relevant times; and

(g)

none of the documents, originals or copies of which we have examined has been amended, and there are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties that would, in either case, define, supplement or qualify the terms of the Indenture.

LAWS ADDRESSED

The opinions expressed in this letter are limited to the laws of the Province of Ontario and of Canada applicable in Ontario, and does not extend to the laws of any other jurisdiction.

OPINIONS

Based upon the foregoing, and subject to the qualifications and limitations stated in this letter, we are of the opinion that:

Incorporation and Existence

1.	Based solely on the Certificate of Status, Goodyear Canada is incorporated and existing under the Business Corporations Act (Ontario) and has not been dissolved under that Act.

Power and Capacity

2.

Goodyear Canada has the corporate power and capacity to own property and assets, to carry on business and to execute, deliver, and perform its obligations under the Indenture, including the Guarantees.

Authorization

3.	Goodyear Canada has taken all necessary corporate action to authorize the execution and delivery by it of the Indenture and the performance of its obligations thereunder, including the Guarantees.

RELIANCE

We hereby consent to the filing of this opinion letter as an exhibit to the current report on Form 8-K filed by Goodyear US on May 18, 2020. We also hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and in the prospectus relating thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Gowling WLG (Canada) LLP